Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Investors Bancorp, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-146894) on Form S-8, pertaining to the Investors Bancorp, Inc. 2006 Equity Incentive Plan, of Investors Bancorp, Inc., of our reports dated March 1, 2010, with respect to the consolidated balance sheets of Investors Bancorp, Inc. and subsidiaries as of December 31, 2009, June 30, 2009 and June 30, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the six month period ended December 31, 2009 and for each of the years in the three-year period ended June 30, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports are included in the December 31, 2009 Annual Report on Form 10-K of Investors Bancorp, Inc.
As discussed in Note 4 to the consolidated financial statements, the Company changed its method of evaluating other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the FASB, as of April 1, 2009.
/s/ KPMG LLP
Short Hills, New Jersey
March 1, 2010